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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 6, 2000


                                  iVillage Inc.
                  --------------------------------------------
             (Exact name of registrant as specified in its charter)



            Delaware               000-25469              13-3845162
        ------------------      ----------------       ------------------
         (State or other          (Commission            (IRS Employer
         jurisdiction of          File Number)         Identification No.)
          organization)



212 Fifth Avenue, New York, New York                          10010
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(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code:  (212) 206-3100



     -----------------------------------------------------------------------
          (Former name or former address if changed since last report)



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Item 5. Other Events

            On July 6, 2000, iBaby, Inc. ("iBaby"), a Delaware corporation and wholly-owned subsidiary of iVillage Inc., a Delaware corporation ("iVillage"), sold certain assets to Babygear.com, Inc. ("Babygear") pursuant to an Asset Purchase Agreement, dated as of July 6, 2000, by and among iVillage, iBaby and Babygear (the "Asset Purchase Agreement"). Pursuant to the Asset Purchase Agreement, Babygear acquired (i) the trademarks and service marks "iBaby" and "internetBaby"; (ii) the domain names "iBaby.com" and "internetBaby.com"; (iii) certain on-hand and on-order inventory of iBaby (the "Inventory"); (iv) certain hardware and software of iBaby and (v) all books, records, invoices and other documents related to the foregoing (collectively, the "Assets").

            The aggregate purchase price paid in connection with the acquisition of the Assets consisted of an approximately $10.0 million convertible promissory note of Babygear in favor of iBaby (the "Note") that will be adjusted on a dollar-for-dollar basis in accordance with the results of an audit of the Inventory (such an adjustment, if any, the "Adjustment"). The Note matures on January 6, 2003 and is secured, pursuant to the terms of a Security Agreement, dated as of July 6, 2000, by and between iBaby and Babygear (the "Security Agreement"), by 100% of the Inventory. In addition, the Note is convertible as described below.

            On the consummation of one or more financings of Babygear resulting in aggregate gross proceeds of $20 million or more (a "Financing") on or prior to September 30, 2000, approximately $5.0 million of the Note shall convert into
(i) a cash payment of approximately $2.5 million less all prepayments of the Note prior to the Financing and (ii) the issuance of a number of equity securities of Babygear in an amount equal to approximately $2.5 million divided by the purchase price per equity security. The type of equity securities to be issued to iBaby will be the same equity securities as issued to the investors in the Financing. If more than one financing constitutes the Financing then the type of equity securities will be the type issued to the most recent investors. If an Adjustment occurs, the above-referenced numbers related to the conversion amounts will also be adjusted.

            If a Financing is not consummated on or prior to September 30, 2000, the Note shall automatically convert on September 30, 2000 into the issuance of a number of equity securities of Babygear in an amount equal to approximately $10.0 million divided by the purchase price per equity security. The type of equity securities to be issued to iBaby will be either (i) the Series B Convertible Preferred Stock of Babygear issued to certain investors in April 2000 at a purchase price per share of $10.91 or (ii) the same equity securities as issued to investors in a financing consummated on or prior to September 30, 2000 generating at least $10.0 million of gross proceeds and with a purchase price in excess of $10.91 per equity security. In addition, at iBaby's option, on the consummation of any Financing occurring subsequent to September 30, 2000 and on or prior to March 31, 2001, iBaby may convert a number of the equity securities issued upon the automatic conversion of the Note described in this paragraph equal to approximately $7.5 million less any prepayments of the Note prior to consummation of a Financing into (i) a cash payment of approximately $2.5 million less all prepayments of the Note prior to the Financing and (ii) a note in the principal amount of approximately $5.0 million with substantially the same terms as the Note other than the conversion feature and adjustment provisions. If an Adjustment occurs, the above-referenced


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numbers related to the conversion amounts will also be adjusted.

            The consideration paid by Babygear for the Assets and the other terms of the Asset Purchase Agreement, Note and Security Agreement were determined on the basis of arms' length negotiations.

            On July 6, 2000, iVillage and certain of its subsidiaries entered into several five-year sponsorship agreements with Babygear, with an aggregate value of approximately $18.3 million, whereby Babygear will be featured on iVillage properties, including the iVillage.com home page, parenting and shopping channels, as well as iVillage's Lamaze print publications and Newborn Channel.

             The descriptions of the Asset Purchase Agreement, Note and Security Agreement contained herein, each of which are filed as an exhibit to this Form 8-K, do not purport to be complete and are qualified in their entirety by the provisions of the Asset Purchase Agreement, Note and Security Agreement.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

             (a) Not applicable.

             (b) Not applicable.

             (c) Exhibits

                  2.1 Asset Purchase Agreement, dated as of July 6, 2000, by and among iVillage Inc., iBaby, Inc. and Babygear.com, Inc.

                  2.2 Convertible Promissory Note of Babygear.com, Inc., dated as of July 6, 2000, as accepted and agreed to by iBaby, Inc.

                  2.3 Security Agreement, dated as of July 6, 2000, by and between iBaby, Inc. and Babygear.com, Inc.



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                                    SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                          iVillage Inc.
                                          (Registrant)

      Date:  July 21, 2000                By: /s/ Steven A. Elkes
                                             --------------------------
                                             Steven A. Elkes
                                             Executive Vice President of
                                             Operations and Business Affairs



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                                  EXHIBIT INDEX

Exhibits
--------

2.1 Asset Purchase Agreement, dated as of July 6, 2000, by and among iVillage Inc., iBaby, Inc. and Babygear.com, Inc.

2.2 Convertible Promissory Note of Babygear.com, Inc., dated as of July 6, 2000, as accepted and agreed to by iBaby, Inc.

2.3 Security Agreement, dated as of July 6, 2000, by and between iBaby, Inc. and Babygear.com, Inc.